Exhibit 107
Calculation of Filing Fee Table

Form S-8

Neurocrine Biosciences, Inc.

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share, 2025 Equity Incentive Plan	Other(2)	4,000,000(3)	$175.365(2)	$701,460,000.00	0.0001381	$96,871.63
Total Offering Amounts					$701,460,000.00		$96,871.63
Total Fee Offsets							—
Net Fee Due							$96,871.63

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock of Neurocrine Biosciences, Inc. (the “Registrant”) that become issuable under the Registrant’s 2025 Equity Incentive Plan (the “2025 Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.
(2) Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of 175.365 per share of common stock, which represents the average of the high and low prices of the Registrant's common stock as reported on The Nasdaq Global Select Market on July 24, 2026.
(3) Represents 4,000,000 additional shares of Registrant’s common stock that were added to the shares authorized for issuance under the 2025 Plan on May 27, 2026 pursuant to approval of the stockholders at the 2026 Annual Meeting of Stockholders.